Beatty Promoted to Chief Executive Officer of Shore Bancshares, Inc.

EASTON, MD, April 16, 2013 - The Board of Directors of Shore Bancshares, Inc. (NASDAQ: SHBI) today announced that Lloyd L. "Scott" Beatty, Jr., 60, President and Chief Operating Officer, has been promoted to Chief Executive Officer of the company, effective June 1, 2013. In this new capacity, Mr. Beatty also will continue to serve as President of the bank holding company, succeeding W. Moorhead Vermilye, 72.

Mr. Vermilye will remain a director of both the parent company, Shore Bancshares, Inc., and its lead subsidiary, The Talbot Bank of Easton, Maryland. He will formally become Senior Business Development Officer of Talbot Bank and will also hold responsibility for directing the holding company’s strategic corporate citizenship; community outreach and employee volunteer efforts across the Delmarva markets. Over his career, Mr. Vermilye has been a tireless supporter of many community-based charities. “It is our expectation that Moorhead will continue this meaningful work and perhaps even expand his work and that of the company with local organizations like Shore Health System and the Mid Shore Community Foundation,” said Christopher F. Spurry, Chairman of the Board of Shore Bancshares, Inc. "As the dominant independent banking and financial services company headquartered on the Delmarva Peninsula, we understand that locally-developed talent is the key to understanding our customers, our markets, and the best path forward for our diverse company. Scott Beatty clearly understands our mission and he and Moorhead have worked very closely together for a long time to successfully pursue our goals,” said Mr. Spurry.

“This transition is a milestone in our strategic management succession plan and is also well-deserved recognition for Scott, whose tireless efforts over the past few years have been instrumental in navigating the company through the most difficult operating environment in our history. We are also very fortunate to be able to continue to benefit from Moorhead’s highly influential stature in our communities as he is very committed to continuing on a full-time basis to actively represent this company in so many valuable ways,” Spurry added.

Mr. Beatty has served as a Director of Shore Bancshares, Inc. since December 2000. He has been a Director of Talbot Bank since 1992. Mr. Beatty's previous position as EVP and COO is one he has held since August 2007. Prior to that, Mr. Beatty served as Vice President and COO since July 2006 and as Vice President since October 2004. Before joining the company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing Certified Public Accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company, headquartered in Easton, MD, from 1977 to 1998.

Mr. Vermilye has served as President, Chief Executive Officer and Director of Shore Bancshares, Inc. since December 2000. He has also served as Director of Talbot Bank since 1977. From 1988 until July 2006, Mr. Vermilye also served as the President and Chief Executive Officer of Talbot Bank. From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency, located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore during his career.

For further information contact: Lloyd L. “Scott” Beatty, Jr., President and COO, 410-763-7800

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